ANNUAL INCENTIVE PLAN: 2014 TERMS AND CONDITIONS

Purpose
The Truven Health Analytics Incentive Plan (the “Plan”) aligns the interests of Plan participants (the “Participants”) with the interests of Truven Health Analytics by linking financial performance with pay.

Award
An “Award” is an opportunity to participate in the Plan to earn an incentive based on a target percentage of a Participant’s Eligible Earnings subject to Truven Health Analytics financial performance. Awards are intended to provide total compensation that is competitive with other corporations and reflect prevailing market practice.

“Award Payouts,” are provided in cash and are subject to all applicable deductions and withholdings.

Plan Year	January 1, 2014 - December 31, 2014
Eligibility
Except as specified in these terms and conditions, a Participant must be an Active employee of Truven Health Analytics on the date that Award Payouts are made.

Truven Health Analytics may designate certain employees to be participants in the Plan based on the recommendations of management. No person shall be automatically entitled to participate in the Plan.

Employees hired on October 1, 2014, or later are not eligible to participate in the 2014 Plan.

Interpretation/Compliance With Applicable Law
Participation in the Plan and Award Payout determinations are made at the sole discretion of Truven Health Analytics. Truven Health Analytics has the right to set rules and regulations for the Plan and may make any necessary determinations, including but not limited to Award Payouts, for the administration of the Plan. Determinations under the Plan need not be uniform and may be made selectively among Participants who are eligible for Award Payouts under the Plan. All Plan Provisions are subject to applicable law.

Target Award	A Participant’s “Target Award” is a specified percentage of the Participant’s “Eligible Earnings,” as defined below.
Award Payout	An “Award Payout” is the actual payment a Participant receives. An Award Payout may be higher or lower than the Target Award based on the Company’s “Financial Performance.”
Financial Performance
Corporate Financial Performance is determined at Truven Health Analytics’ discretion and is weighted at the Company level based on performance against our 2014 Plan:

Revenues - 35%
Adjusted EBITDA - 45%
Free Cash Flow ( FCF) - 20%

Thresholds
Revenues and EBITDA performance must each meet or exceed the specified threshold levels for the Participant to receive an Award Payout. For example, if EBITDA performance is below threshold, the Participant will not receive an Award Payout, even if performance for Revenues exceeds threshold.

Minimum performance levels must be met or exceeded for both the Revenues and adjusted EBITDA measures in order to achieve an above-target payout. For example, if performance is above target for Revenues but below the minimum performance level for adjusted EBITDA, the Revenues part of the Award will be capped at the target level (35% of the target opportunity). Free Cash Flow is not subject to this minimum performance requirement.

Eligible Earnings
“Eligible Earnings” include a Participant’s base salary and overtime paid in calendar year 2014, but do not include payments for any awards, commissions, incentives, relocation payments, tuition or expense reimbursements, severance payments, unused vacation paid at termination, or any other benefit payment or award. Any salary continuation received while on short-term disability or other paid leaves of absence will be included in Eligible Earnings. Outside of the U.S. and Canada, “Eligible Earnings” are defined as pro-rated salaries in 2014 for the Award Eligible period.

Pro-rated Awards
If a Participant was hired or rehired by Truven Health Analytics between January 1, 2014, and September 30, 2014, that Participant will be eligible to receive a pro-rated Award Payout based on the Participant’s Eligible Earnings during 2014.

Intra-company Transfers	If a participant’s Target Award and/or plan eligibility change during the plan year, then the Award Payout may be based on a pro rata calculation for the time spent at each Target Award level.
Approval, Certification and Timing of Award Payouts
As soon as practicable after the end of 2014 and before any Award Payouts are made, our independent auditors may review the relevant calculations.

Award Payouts will be made as soon as administratively practicable after Truven Health Analytics annual audited financial statements for 2014 are finalized. Award Payouts will be subject to the approval of the Truven Health Analytics Board of Directors or its authorized designees.

Payment Date	Award Payouts generally are expected to be made during March 2015.

Effect of Termination or Resignation from Truven Health Analytics
Subject to the terms of any applicable separation agreement, in the event of termination of a Participant’s employment for any reason other than cause or voluntary termination:
If such termination date occurs between January 1, 2014, and June 30, 2014, no Award Payout will be made.
If such termination date occurs on or after July 1, 2014, and an Award would have been earned if the Participant had been in active status at the time of the payment, an Award Payout pro-rated through the date of termination will be made on the Payment Date based upon the participant’s Target Award and Financial Performance.
A Participant will not be eligible for an Award Payout if the Participant is terminated for cause, as determined by Truven Health Analytics. A Participant will not be eligible for an Award Payout if the Participant voluntarily terminates employment and the termination date is prior to the Payment Date.

Adjustments
Truven Health Analytics, at its sole and absolute discretion, may adjust Financial Performance (up or down) for items such as acquisitions or divestitures, or if Truven Health Analytics determines that external changes or other non-recurring or unanticipated business conditions have materially affected the fairness of the goals or have unduly influenced the ability to meet them.

No Right to Employment
Participation in the Plan or any action taken under the Plan does not give the Participant a right to continue to be employed by Truven Health Analytics or interfere in any way with the right of Truven Health Analytics or a subsidiary to terminate the Participant’s employment at any time for any reason.

Amendments
Truven Health Analytics may amend or terminate the Plan or any of its provisions at any time and in any way, except that no amendment or termination will materially and adversely affect any previously granted Awards to a Participant unless the Participant provides his or her consent. Notwithstanding the foregoing, Truven Health Analytics may from time to time amend Awards without the consent of affected Participants to comply with applicable laws, regulations, stock exchange rules, or accounting rules, and to make changes that do not materially decrease the value of Awards Payouts.

The Plan	2014 Award Payouts are made pursuant to the Plan. In the event of a conflict or inconsistency between the Plan and these terms and conditions, the terms of the Plan will prevail.